Columbia Financial, Inc. Announces Financial Results
for the Third Quarter Ended September 30, 2020

Fair Lawn, New Jersey (October 29, 2020): Columbia Financial, Inc. (the “Company”) (NASDAQ: CLBK), the mid-tier holding company for Columbia Bank (the "Bank"), reported net income of $15.1 million, or $0.14 per basic and diluted share, for the quarter ended September 30, 2020, as compared to net income of $14.2 million, or $0.13 per basic and diluted share, for the quarter ended September 30, 2019. Earnings for the quarter ended September 30, 2020 reflected higher net interest income, partially offset by higher provision for loan losses and non-interest expense. During the quarter ended September 30, 2020, the Company recognized $3.0 million in expenses related to a voluntary employee retirement program completed during the quarter. Excluding the after tax impact of the voluntary employee retirement program and merger expenses, the Company's core net income was $17.7 million.

For the nine months ended September 30, 2020, the Company reported net income of $36.9 million, or $0.34 per basic and diluted share, as compared to net income of $41.2 million, or $0.37 per basic and diluted share, for the nine months ended September 30, 2019. Earnings for the nine months ended September 30, 2020 reflected higher net interest income, offset by a combination of a higher provision for loan losses and non-interest expense.

The higher provision for loan losses for both the three and nine months ended September 30, 2020 was primarily attributable to consideration of the deterioration of economic factors and loan performance due to the ongoing COVID-19 pandemic which resulted in increases to qualitative factors, and to a lesser extent, due to growth in the Bank's loan portfolio. The Company elected to defer the adoption of the Current Expected Credit Loss ("CECL") methodology permitted by the recently enacted Coronavirus Aid, Relief and Economic Security Act ("CARES Act"). The Company expects to adopt CECL on December 31, 2020.

Mr. Thomas J. Kemly, President and Chief Executive Officer commented: "During these times of economic uncertainty and margin pressure, I am pleased with our strong results and believe we are well positioned for future success because of our strong capital position and balance sheet. Lowering our cost of funds and expense discipline remain priorities going into the fourth quarter. We continue to assist those adversely impacted by COVID-19 and I am proud of our commitment to our customers, employees and communities. The system conversion related to our acquisition of Roselle Bank ("Roselle") was successfully completed in July 2020."
Results of Operations for the Quarters Ended September 30, 2020 and September 30, 2019

Net income of $15.1 million was recorded for the quarter ended September 30, 2020, an increase of $869,000, or 6.1%, compared to net income of $14.2 million for the quarter ended September 30, 2019. The increase in net income was primarily attributable to a $14.6 million increase in net interest income partially offset by a $2.2 million decrease in non-interest income, a $1.4 million increase in the provision for loan losses, and a $10.3 million increase in non-interest expense.
Net interest income was $56.3 million for the quarter ended September 30, 2020, an increase of $14.6 million, or 35.0%, from $41.7 million for the quarter ended September 30, 2019. The increase in net interest income was primarily attributable to an $8.5 million increase in interest income, compounded by a $6.1 million decrease in interest expense. The increase in interest income for the quarter ended September 30, 2020 was largely due to increases in the average balances on loans, securities and other interest-earning assets, which was the result of internal growth and the acquisitions of Stewardship Financial Corporation ("Stewardship") and Roselle, partially offset by decreases in the average yields on these assets. Prepayment penalties, which are included in interest income on loans, totaled $380,000 for the quarter ended September 30, 2020, compared to $758,000 for the quarter ended September 30, 2019.

The average yield on loans for the quarter ended September 30, 2020 decreased 31 basis points to 3.85%, as compared to 4.16% for the quarter ended September 30, 2019, while the average yield on securities for the quarter ended September 30, 2020 decreased 41 basis points to 2.38%, as compared to 2.79% for the quarter ended September 30, 2019. The average yield on other interest-earning assets for the quarter ended September 30, 2020 decreased 484 basis points to 1.26%, as compared to 6.10% for the quarter ended September 30, 2019, as there were substantially higher cash balances in low yielding bank accounts in the 2020 period. Decreases in the average yields on these portfolios for the quarter ended September 30, 2020 were influenced by the lower interest rate environment as the Federal Reserve reduced interest rates by 75 basis points in the third and fourth quarters of 2019, and in response to COVID-19, reduced interest rates again by 150 basis points in March 2020.

Total interest expense was $16.6 million for the quarter ended September 30, 2020, a decrease of $6.1 million, or 26.9%, from $22.7 million for the quarter ended September 30, 2019. The decrease in interest expense was primarily attributable to a 64 basis point decrease in the average cost of interest-bearing deposits which was partially offset by the impact from the increase in the average balance of deposits. The decrease in the cost of deposits was driven by both an inflow of lower costing deposits and the repricing of existing deposits at lower interest rates. Interest on borrowings decreased $2.9 million due to a decrease in the average balance of borrowings coupled with a 99 basis point decrease in the cost of these borrowings due to a lower interest rate environment. During the quarter, excess liquidity was used to repay long-term high rate borrowings as they matured.
The Company's net interest margin for the quarter ended September 30, 2020 increased 18 basis points to 2.70%, when compared to 2.52% for the quarter ended September 30, 2019. The weighted average yield on interest-earning assets decreased 39 basis points to 3.50% for the quarter ended September 30, 2020 as compared to 3.89% for the quarter ended September 30, 2019. The average cost of interest-bearing liabilities decreased 73 basis points to 1.04% for the quarter ended September 30, 2020 as compared to 1.77% for the quarter ended September 30, 2019. The decreases in yields and costs for the quarter ended September 30, 2020 were largely driven by a continued lower interest rate environment. The net interest margin increased for the quarter as the cost of interest-bearing liabilities repriced lower more rapidly than the yields on interest-earning assets.
The provision for loan losses was $2.5 million for the quarter ended September 30, 2020, an increase of $1.4 million, from $1.2 million for the quarter ended September 30, 2019. The increase was primarily attributable to consideration of the deterioration of economic conditions and loan performance due to the ongoing COVID-19 pandemic which resulted in increases to qualitative risk factors.
Non-interest income was $7.9 million for the quarter ended September 30, 2020, a decrease of $2.2 million, or 21.8%, from $10.1 million for the quarter ended September 30, 2019. The decrease is primarily attributable to a $2.5 million decrease in loan fees and service charges during the quarter and a $1.3 million decrease in gain on securities transactions, partially offset by a $1.5 million increase in gain on sale of loans. Loan fees and service charges were lower due to the decrease in fees related to customer swaps and the impact of the COVID-19 pandemic.

Non-interest expense was $41.4 million for the quarter ended September 30, 2020, an increase of $10.3 million, or 33.2%, from $31.1 million for the quarter ended September 30, 2019. The increase was primarily attributable to an increase in compensation and employee benefits expense of $5.3 million, an increase in occupancy expense of $850,000, and an increase in other non-interest expense of $3.6 million. The increase in compensation and employee benefits expense was primarily attributable to an increase of $3.0 million in expense recorded in connection with the voluntary early retirement program which offered early retirement incentives for qualified employees. The increase in occupancy expense was primarily the result of an increase in the number of branch offices acquired from Stewardship and Roselle. The increase in other non-interest expense includes $1.9 million related to interest rate swap transactions.
Income tax expense was $5.3 million for the quarter ended September 30, 2020, a decrease of $140,000, or 1.0%, as compared to $5.4 million for the quarter ended September 30, 2019. The Company's effective tax rate was 25.8% and 27.5% for the quarters ended September 30, 2020 and 2019, respectively.

Results of Operations for the Nine Months Ended September 30, 2020 and September 30, 2019
Net income of $36.9 million was recorded for the nine months ended September 30, 2020, a decrease of $4.2 million, or 10.2%, compared to net income of $41.2 million for the nine months ended September 30, 2019. The decrease in net income was primarily attributable to a $16.1 million increase in provision for loan losses and a $24.9 million increase in non-interest expense, partially offset by a $38.0 million increase in net interest income.
Net interest income was $162.9 million for the nine months ended September 30, 2020, an increase of $38.0 million, or 30.4%, from $124.9 million for the nine months ended September 30, 2019. The increase in net interest income was primarily attributable to a $33.2 million increase in interest income and a $4.8 million decrease in interest expense. The increase in interest income for the nine months ended September 30, 2020 was largely due to increases in the average balances on loans, securities and other interest-earning assets, which were the result of internal growth and the acquisitions of Stewardship and Roselle, partially offset by decreases in the average yields on these assets. Prepayment penalties, which are included in interest income on loans, totaled $2.0 million for the nine months ended September 30, 2020, compared to $1.6 million for the nine months ended September 30, 2019.

The average yield on loans for the nine months ended September 30, 2020 decreased 20 basis points to 3.98%, as compared to 4.18% for the nine months ended September 30, 2019, while the average yield on securities for the nine months ended September 30, 2020 decreased 32 basis points to 2.55%, as compared to 2.87% for the nine months ended September 30, 2019. The average yield on other interest-earning assets for the nine months ended September 30, 2020 decreased 385 basis points to 2.45%, as compared to 6.30% for the nine months ended September 30, 2019. Decreases in the average yields on these portfolios for the nine months ended September 30, 2020 were influenced by the lower interest rate environment.

Total interest expense was $60.3 million for the nine months ended September 30, 2020, a decrease of $4.8 million, or 7.37%, from $65.1 million for the nine months ended September 30, 2019. The decrease in interest expense on deposits was primarily attributable to a 37 basis point decrease in the average cost of interest-bearing deposits which was partially offset by the impact from the increase in the average balance of deposits. The decrease in the cost of deposits was driven by both an inflow of lower costing deposits and the repricing of existing deposits at a significantly reduced rate. Interest on borrowings decreased $4.4 million due to a 72 basis point decrease in the cost of these borrowings due to a lower interest rate environment, which was partially offset by an increase in the average balance of borrowings.
The Company's net interest margin for the nine months ended September 30, 2020 increased 12 basis points to 2.70%, when compared to 2.58% for the nine months ended September 30, 2019. The weighted average yield on interest-earning assets decreased 24 basis points to 3.69% for the nine months ended September 30, 2020 as compared to 3.93% for the nine months ended September 30, 2019. The average cost of interest-bearing liabilities decreased 46 basis points to 1.28% for the nine months ended September 30, 2020 as compared to 1.74% for the nine months ended September 30, 2019. The decreases in yields and costs for the nine months ended September 30, 2020 were largely driven by a lower interest rate environment. The net interest margin increased for the nine months ended September 30, 2020 as the cost of interest-bearing liabilities repriced lower more rapidly than the yields on interest-earning assets.
The provision for loan losses was $17.8 million for the nine months ended September 30, 2020, an increase of $16.1 million, from $1.7 million for the nine months ended September 30, 2019. The increase was primarily attributable to consideration of the deterioration of economic conditions and loan performance due to the ongoing COVID-19 pandemic which resulted in increases to qualitative factors.
Non-interest income was $21.3 million for the nine months ended September 30, 2020, a decrease of $1.6 million, or 7.1%, from $22.9 million for the nine months ended September 30, 2019. The decrease was primarily attributable to decreases in loan fees and service charges of $3.5 million and gain on securities transactions of $1.4 million partially offset by increases in gain on sale of loans of $2.7 million and other non-interest income of $1.1 million. Loan fees and service charges were lower due to the decrease in fees related to customer swaps and the impact of the COVID-19 pandemic.

Non-interest expense was $117.3 million for the nine months ended September 30, 2020, an increase of $24.9 million, or 26.9%, from $92.5 million for the nine months ended September 30, 2019. The increase was primarily attributable to an increase in compensation and employee benefits expense of $15.1 million, occupancy expense of $2.7 million, and other non-interest expense of $6.8 million. The increase in compensation and employee benefits expense was primarily attributable to an increase of $4.6 million in expense recorded in connection with grants made under the Company's 2019 Equity Incentive Plan and an increase in expense due to a larger number of employees in the 2020 period, which included continuing employees of Stewardship and Roselle. In addition, $3.0 million in expense was recorded in connection with the voluntary early retirement program which offered early retirement incentives for qualified employees. The increase in occupancy expense was primarily the result of an increase in the number of branch offices acquired from Stewardship and Roselle, and the increase in other non-interest expense was due to losses of $1.3 million recorded in connection with the branch consolidation resulting from the Stewardship merger and also includes $4.0 million related to interest rate swap transactions.
Income tax expense was $12.1 million for the nine months ended September 30, 2020, a decrease of $427,000, or 3.4%, as compared to $12.5 million for the nine months ended September 30, 2019. The Company's effective tax rate was 24.7% and 23.3% for the nine months ended September 30, 2020 and 2019, respectively.

Balance Sheet Summary

Total assets increased $676.8 million, or 8.3%, to $8.9 billion at September 30, 2020 from $8.2 billion at December 31, 2019. The increase in total assets was primarily attributable to increases in cash and cash equivalents of $190.3 million, debt securities available for sale of $147.0 million, loans receivable, net, of $256.9 million, bank-owned life insurance of $21.7 million, goodwill and intangible assets of $23.9 million, and other assets of $47.1 million, partially offset by decreases of $13.0 million in securities held to maturity and $16.2 million in Federal Home Loan Bank stock.

Cash and cash equivalents increased $190.3 million, or 252.0% to $265.9 million at September 30, 2020 from $75.5 million at December 31, 2019. The increase was primarily attributable to $155.2 million in cash acquired due to the Roselle merger, and strong growth in deposits, partially offset by $60.3 million in repurchases of common stock under our stock repurchase program.

Debt securities available for sale increased $147.0 million, or 13.4%, to $1.2 billion at September 30, 2020 from $1.1 billion at December 31, 2019. The increase was attributable to $51.5 million of investments acquired in the Roselle merger and purchases of $201.5 million in mortgage-backed securities, partially offset by maturities and calls of $12.4 million in U.S. agency obligations and municipal securities, repayments of $149.8 million, and sales of $20.8 million. The gross unrealized gain on debt securities available for sale increased by $29.7 million during the nine months ended September 30, 2020.

Loans receivable, net, increased $256.9 million, or 4.2%, to $6.4 billion at September 30, 2020 from $6.1 billion at December 31, 2019. The increase included $171.6 million of loans which were acquired due to the Roselle merger, which mainly consisted of one-to-four family real estate loans. The increases in construction and commercial business loans of $8.7 million, and $401.7 million, respectively, were partially offset by decreases in one-to-four family real estate loans, multifamily and commercial real estate and home equity loans and advances of $23.8 million, $56.3 million and $47.2 million, respectively. A significant portion of the increase in commercial business loans included loans granted as part of the SBA Paycheck Protection Program, which totaled $474.9 million at September 30, 2020. The allowance for loan loss balance increased $14.4 million to $76.1 million at September 30, 2020 from $61.7 million at December 31, 2019, which was primarily attributable to consideration of the deterioration of economic conditions and loan performance due to the ongoing COVID-19 pandemic resulting from increases to qualitative factors. The current allowance for loan losses was calculated utilizing the existing incurred loss methodology.
Bank-owned life insurance increased $21.7 million, or 10.3%, to $233.1 million at September 30, 2020 from $211.4 million at December 31, 2019. The increase was primarily attributable to $17.2 million acquired in connection with the Roselle merger.
Goodwill and intangible assets increased $23.9 million, or 34.9%, to $92.5 million at September 30, 2020 from $68.6 million at December 31, 2019. The increase was primarily attributable to $23.8 million in goodwill recorded in connection with the Roselle merger.

Other assets increased $47.1 million, or 32.4%, to $192.8 million at September 30, 2020 from $145.7 million at December 31, 2019. The increase in other assets consisted of a $19.9 million balance of a right-of-use asset recognized in connection with the adoption of Accounting Standards Update 2016-02-Leases ("ASU 2016-02"), a $28.7 million increase in the collateral balance related to our swap agreement obligations, and a $16.2 million increase in interest rate swap fair value adjustments, partially offset by a decrease of $26.8 million in the Company's prepaid pension plan balance. An adjustment of $43.6 million was made to the Company's pension plan balance reflecting the revaluation impact related to the voluntary employee retirement program, partially offset by a $12.0 million contribution made to the plan in September 2020.
Total liabilities increased $642.0 million, or 8.9%, to $7.8 billion at September 30, 2020 from $7.2 billion at December 31, 2019. The increase was primarily attributable to an increase in total deposits of $983.8 million, or 17.4%, and an increase in accrued expenses and other liabilities of $51.2 million, or 43.5%, partially offset by a decrease in borrowings of $391.8 million, or 27.8%. The increase in total deposits was partially driven by $333.2 million in deposits assumed in connection with the Roselle merger. Non-interest-bearing and interest-bearing demand deposits increased $382.8 million and $313.3 million, respectively. Money market accounts, savings and club deposits, and certificates of deposits also increased $130.3 million, $109.5 million and $47.8 million, respectively, during the period. The increase in accrued expenses and other liabilities consisted of a $21.0 million lease liability recognized in connection with the adoption of ASU 2016-02, and a $29.6 million increase in interest rate swap liabilities. The decrease in borrowings was primarily driven by maturing long-term borrowings of $181.3 million, a net decrease in short-term borrowings of $321.6 million, and a payoff of $16.6 million of subordinated notes, partially offset by new long-term borrowings of $90.0 million and $ 37.7 million in borrowings assumed from Roselle.

Total stockholders’ equity increased $34.8 million, or 3.5%, to $1.0 billion at September 30, 2020 from $982.5 million at December 31, 2019. The net increase was primarily attributable to net income of $36.9 million, an increase in additional capital of $68.5 million due to the issuance of 4,759,048 shares of Company common stock to Columbia Bank MHC in connection with the Roselle merger, and improved fair values on debt securities within our available for sale portfolio of $23.0 million, partially offset by the repurchase of 4,081,132 shares of common stock totaling $60.3 million under our stock repurchase program.

Asset Quality
The Company's non-performing loans at September 30, 2020 totaled $10.9 million, or 0.17% of total gross loans, as compared to $6.7 million, or 0.11% of total gross loans, at December 31, 2019. The $4.2 million increase in non-performing loans was primarily attributable to increases of $1.1 million in non-performing one-to-four family real estate loans, $2.3 million in non-performing multifamily and commercial real estate loans and $850,000 in non-performing commercial business loans. The increase in non-performing one-to-four family real estate loans was due to an increase in the number of loans from 10 non-performing loans at December 31, 2019 to 17 non-performing loans at September 30, 2020. The increase in non-performing multifamily and commercial real estate loans was due to an increase in the number of loans from seven non-performing loans at December 31, 2019 to 12 non-performing loans at September 30, 2020. The increase in non-performing commercial business loans was due to an increase in the number of loans from 16 non-performing loans at December 31, 2019 to 31 non-performing loans at September 30, 2020. Non-performing assets as a percentage of total assets totaled 0.12% at September 30, 2020 as compared to 0.08% at December 31, 2019.
For the quarter ended September 30, 2020, net charge-offs totaled $397,000 as compared to $931,000 for the quarter ended September 30, 2019. For the nine months ended September 30, 2020, net charge-offs totaled $3.4 million as compared to $1.4 million for the nine months ended September 30, 2019. The increase in net charge-offs during the nine month period was primarily attributable to a $2.8 million charge-off of one commercial business loan.
The Company's allowance for loan losses was $76.1 million, or 1.18% of total loans, at September 30, 2020, compared to $61.7 million, or 1.00% of total loans, at December 31, 2019. The increase in the allowance for loan losses is primarily attributable to consideration of economic conditions and loan performance due to the ongoing COVID-19 pandemic which resulted in increases to qualitative factors and, to a lesser extent, due to the growth in the Bank's loan portfolio.

COVID-19
Through September 30, 2020, the Company granted $802.5 million of commercial loan modification requests with respect to multifamily, commercial, and construction real estate loans, and $197.4 million of consumer-related loan modification requests with respect to one-to-four family real estate loans and home equity loans and advances for our customers affected by the COVID-19 pandemic. These short-term loan modifications will be treated in accordance with Section 4013 of the CARES Act and will not be treated as troubled debt restructurings during the short-term modification period if the loan was not in arrears at December 31, 2019. Furthermore, these loans will continue to accrue interest and will not be tested for impairment during the short-term modification period. Commercial loan modification requests include various industries and property types. The following table is a summary of loan modifications that have not begun to remit full payment:

	Balance at July 21, 2020	Percent of Total Loans at June 30, 2020	Balance at September 30, 2020	Percent of Total Loans at September 30, 2020	Balance at October 21, 2020	Percent of Total Loans at October 21, 2020
	(Dollars in thousands)
Real estate loans:
One-to-four family	$73,502	3.40%	$43,515	2.12%	$21,461	1.06%
Multifamily and commercial	447,925	15.59	88,031	3.07	85,482	3.05
Construction	13,525	4.14	13,525	4.40	3,400	1.08
Commercial business loans	34,059	3.79	9,479	1.07	1,850	0.21
Home equity loans and advances	8,427	2.34	1,574	0.46	1,088	0.32
Total loans	$577,438	8.72%	$156,124	2.42%	$113,281	1.78%
At October 21, 2020, $80.8 million of the commercial loans in the above table are remitting partial payments and $48.6 million were granted an additional deferral period of which $46.5 million are remitting payments.
Through September 30, 2020, the Company originated 2,449 loans for $488.5 million under the SBA Paycheck Protection Program. While some borrower applications for forgiveness were filed during the third quarter of 2020, none were approved until October 2020.
Covered Savings Association Designation

Effective October 15, 2020, the Bank has elected and has received regulatory approval to operate as a "covered savings association" pursuant to Section 5A of the Home Owners’ Loan Act, 12 USC 1464a, as amended, and the regulations of the Office of the Comptroller of the Currency promulgated thereunder. A covered savings association generally has the same rights and privileges as a national bank, and is subject to the same duties, restrictions, penalties, liabilities, conditions, and limitations that would apply to such a national bank. Management believes that the key benefits of the Bank's election to operate as a covered savings association include the elimination of the requirement to meet the qualified thrift lender test and that the Bank will no longer be subject to the limits on an aggregate amount of commercial loans that are applicable to savings associations.
About Columbia Financial, Inc.

The consolidated financial results include the accounts of Columbia Financial, Inc. its wholly-owned subsidiary Columbia Bank (the "Bank") and the Bank's wholly-owned subsidiaries. Columbia Financial, Inc. is a Delaware corporation organized as Columbia Bank's mid-tier stock holding company. Columbia Financial, Inc. is a majority-owned subsidiary of Columbia Bank, MHC. Columbia Bank is a federally chartered savings bank headquartered in Fair Lawn, New Jersey. The Bank offers traditional financial services to consumers and businesses in our market areas. We currently operate 62 full-services banking offices.

Forward Looking Statements

Certain statements herein constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by words such as “believes,” “will,” “would,” “expects,” “projects,” “may,” “could,” “developments,” “strategic,” “launching,” “opportunities,” “anticipates,” “estimates,” “intends,” “plans,” “targets” and similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements as a result of numerous factors. Factors that could cause such differences to exist include, but are not limited to, adverse conditions in the capital and debt markets and the impact of such conditions on the Company’s business activities; changes in interest rates; competitive pressures from other financial institutions; the effects of general economic conditions on a national basis or in the local markets in which the Company operates, including changes that adversely affect a borrowers’ ability to service and repay the Company’s loans; the effect of the COVID-19 pandemic, including on our credit quality and business operations, as well as its impact on general economic and financial market conditions; changes in the value of securities in the Company’s portfolio; changes in loan default and charge-off rates; fluctuations in real estate values; the adequacy of loan loss reserves; decreases in deposit levels necessitating increased borrowing to fund loans and securities; legislative changes and changes in government regulation; changes in accounting standards and practices; the risk that goodwill and intangibles recorded in the Company’s consolidated financial statements will become impaired; demand for loans in the Company’s market area; the Company’s ability to attract and maintain deposits; risks related to the implementation of acquisitions, dispositions, and restructurings; the risk that the Company may not be successful in the implementation of its business strategy or its integration of acquired financial institutions and businesses, and changes in assumptions used in making such forward-looking statements which are subject to numerous risks and uncertainties, including but not limited to, those set forth in Item 1A of the Company's Annual Report on Form 10-K as supplemented by its Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission (the “SEC”), which are available at the SEC’s website, www.sec.gov. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, Columbia Financial, Inc.’s actual results could differ materially from those discussed. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company disclaims any obligation to publicly update or revise any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes, except as required by law.

Non-GAAP Financial Measures

Reported amounts are presented in accordance with U.S. generally accepted accounting principles ("GAAP"). This press release also contains certain supplemental non-GAAP information that the Company’s management uses in its analysis of the Company’s financial results. Specifically, the Company provides measures based on what it believes are its operating earnings on a consistent basis, and excludes material non-routine operating items which affect the GAAP reporting of results of operations. The Company’s management believes that providing this information to analysts and investors allows them to better understand and evaluate the Company’s core financial results for the periods in question. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names.

The Company also provides measurements and ratios based on tangible stockholders' equity. These measures are commonly utilized by regulators and market analysts to evaluate a company’s financial condition and, therefore, the Company’s management believes that such information is useful to investors.

A reconciliation of GAAP to non-GAAP financial measures are included at the end of this press release. See "Reconciliation of GAAP to Non-GAAP Financial Measures".

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Statements of Financial Condition
(In thousands)

	September 30,	December 31,
	2020	2019
Assets	(Unaudited)
Cash and due from banks	$265,737	$75,420
Short-term investments	159	127
Total cash and cash equivalents	265,896	75,547

Debt securities available for sale, at fair value	1,245,300	1,098,336
Debt securities held to maturity, at amortized cost (fair value of $288,439, and $289,505 at September 30, 2020 and December 31, 2019, respectively)	272,712	285,756
Equity securities, at fair value	4,706	2,855
Federal Home Loan Bank stock	53,416	69,579
Loans held-for-sale, at fair value	4,146	—

Loans receivable	6,468,845	6,197,566
Less: allowance for loan losses	76,133	61,709
Loans receivable, net	6,392,712	6,135,857

Accrued interest receivable	31,252	22,092
Office properties and equipment, net	76,853	72,967
Bank-owned life insurance	233,127	211,415
Goodwill and intangible assets	92,506	68,582
Other assets	192,847	145,708
Total assets	$8,865,473	$8,188,694

Liabilities and Stockholders' Equity
Liabilities:
Deposits	$6,629,648	$5,645,842
Borrowings	1,015,210	1,407,022
Advance payments by borrowers for taxes and insurance	34,254	35,507
Accrued expenses and other liabilities	169,031	117,806
Total liabilities	7,848,143	7,206,177

Stockholders' equity:
Total stockholders' equity	1,017,330	982,517
Total liabilities and stockholders' equity	$8,865,473	$8,188,694

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(In thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Interest income:	(Unaudited)		(Unaudited)
Loans receivable	$63,258	$53,594	$192,511	$157,563
Debt securities available for sale and equity securities	7,034	7,736	21,654	23,295
Debt securities held to maturity	1,749	2,068	5,807	6,090
Federal funds and interest-earning deposits	71	182	287	405
Federal Home Loan Bank stock dividends	821	858	2,951	2,704
Total interest income	72,933	64,438	223,210	190,057
Interest expense:
Deposits	12,826	16,055	44,569	44,984
Borrowings	3,783	6,667	15,744	20,130
Total interest expense	16,609	22,722	60,313	65,114

Net interest income	56,324	41,716	162,897	124,943

Provision for loan losses	2,516	1,157	17,820	1,705

Net interest income after provision for loan losses	53,808	40,559	145,077	123,238

Non-interest income:
Demand deposit account fees	787	1,106	2,706	3,116
Bank-owned life insurance	1,531	1,784	4,467	4,449
Title insurance fees	1,218	1,350	3,445	3,490
Loan fees and service charges	565	3,038	1,826	5,358
Gain on securities transactions	—	1,256	370	1,721
Change in fair value of equity securities	(4)	(59)	55	189
Gain on sale of loans	1,873	382	3,422	710
Other non-interest income	1,939	1,258	5,017	3,895
Total non-interest income	7,909	10,115	21,308	22,928

Non-interest expense:
Compensation and employee benefits	26,666	21,362	76,349	61,285
Occupancy	4,823	3,973	14,319	11,628
Federal deposit insurance premiums	614	40	1,350	927
Advertising	484	533	2,075	3,311
Professional fees	1,680	1,541	4,129	4,219
Data processing	839	658	2,420	1,965
Merger-related expenses	424	740	1,931	1,202
Other non-interest expense	5,848	2,217	14,756	7,927
Total non-interest expense	41,378	31,064	117,329	92,464

Income before income tax expense	20,339	19,610	49,056	53,702

Income tax expense	5,252	5,392	12,107	12,534

Net income	$15,087	$14,218	$36,949	$41,168

Earnings per share-basic and diluted	$0.14	$0.13	$0.34	$0.37
Weighted average shares outstanding-basic and diluted	110,983,871	111,371,754	110,177,736	111,486,179

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES
Average Balances/Yields

	For the Three Months Ended September 30,
	2020			2019
	Average Balance	Interest and Dividends	Yield / Cost	Average Balance	Interest and Dividends	Yield / Cost
	(Dollars in thousands)
Interest-earnings assets:
Loans	$6,544,206	$63,258	3.85%	$5,115,590	$53,594	4.16%
Securities	1,467,497	8,783	2.38%	1,391,820	9,804	2.79%
Other interest-earning assets	281,361	892	1.26%	67,604	1,040	6.10%
Total interest-earning assets	8,293,064	72,933	3.50%	6,575,014	64,438	3.89%
Non-interest-earning assets	632,474			409,113
Total assets	$8,925,538			$6,984,127

Interest-bearing liabilities:
Interest-bearing demand	$2,016,953	$2,608	0.51%	$1,391,117	$4,487	1.28%
Money market accounts	520,723	572	0.44%	262,593	552	0.83%
Savings and club deposits	647,608	261	0.16%	473,727	187	0.16%
Certificates of deposit	2,116,748	9,385	1.76%	1,862,147	10,829	2.31%
Total interest-bearing deposits	5,302,032	12,826	0.96%	3,989,584	16,055	1.60%
FHLB advances	1,050,422	3,606	1.37%	1,100,260	6,667	2.40%
Subordinated notes	12,362	112	3.60%	—	—	—%
Junior subordinated debentures	7,975	65	3.24%	—	—	—%
Total borrowings	1,070,759	3,783	1.41%	1,100,260	6,667	2.40%
Total interest-bearing liabilities	6,372,791	$16,609	1.04%	5,089,844	$22,722	1.77%

Non-interest-bearing liabilities:
Non-interest-bearing deposits	1,293,182			749,367
Other non-interest-bearing liabilities	209,772			142,145
Total liabilities	7,875,745			5,981,356
Total stockholders' equity	1,049,793			1,002,771
Total liabilities and stockholders' equity	$8,925,538			$6,984,127

Net interest income		$56,324			$41,716
Interest rate spread			2.46%			2.12%
Net interest-earning assets	$1,920,273			$1,485,170
Net interest margin			2.70%			2.52%
Ratio of interest-earning assets to interest-bearing liabilities	130.13%			129.18%

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES
Average Balances/Yields

	For the Nine Months Ended September 30,
	2020			2019
	Average Balance	Interest and Dividends	Yield / Cost	Average Balance	Interest and Dividends	Yield / Cost
	(Dollars in thousands)
Interest-earnings assets:
Loans	$6,457,681	$192,511	3.98%	$5,037,132	$157,563	4.18%
Securities	1,437,708	27,461	2.55%	1,369,109	29,385	2.87%
Other interest-earning assets	176,627	3,238	2.45%	65,980	3,109	6.30%
Total interest-earning assets	8,072,016	223,210	3.69%	6,472,221	190,057	3.93%
Non-interest-earning assets	615,698			383,014
Total assets	$8,687,714			$6,855,235

Interest-bearing liabilities:
Interest-bearing demand	$1,878,890	$10,292	0.73%	$1,355,553	$13,136	1.30%
Money market accounts	475,376	2,287	0.64%	260,695	1,510	0.77%
Savings and club deposits	608,259	755	0.17%	489,058	572	0.16%
Certificates of deposit	2,116,831	31,235	1.97%	1,801,607	29,766	2.21%
Total interest-bearing deposits	5,079,356	44,569	1.17%	3,906,913	44,984	1.54%
FHLB advances	1,183,068	15,062	1.70%	1,095,143	20,130	2.46%
Subordinated notes	15,573	448	3.84%	—	—	—%
Junior subordinated debentures	7,729	230	3.97%	—	—	—%
Other borrowings	2,555	4	0.21%	—	—	—%
Total borrowings	1,208,925	15,744	1.74%	1,095,143	20,130	2.46%
Total interest-bearing liabilities	6,288,281	$60,313	1.28%	5,002,056	$65,114	1.74%

Non-interest-bearing liabilities:
Non-interest-bearing deposits	1,178,190			731,309
Other non-interest-bearing liabilities	200,947			126,394
Total liabilities	7,667,418			5,859,759
Total stockholders' equity	1,020,296			995,476
Total liabilities and stockholders' equity	$8,687,714			$6,855,235

Net interest income		$162,897			$124,943
Interest rate spread			2.41%			2.19%
Net interest-earning assets	$1,783,735			$1,470,165
Net interest margin			2.70%			2.58%
Ratio of interest-earning assets to interest-bearing liabilities	128.37%			129.39%

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES
Components of Net Interest Rate Spread and Margin

	Average Yields/Costs by Quarter
	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019
Yield on interest-earning assets:
Loans	3.85%	3.96%	4.15%	4.14%	4.16%
Securities	2.38	2.56	2.72	2.73	2.79
Other interest-earning assets	1.26	2.95	5.06	4.87	6.10
Total interest-earning assets	3.50%	3.69%	3.91%	3.87%	3.89%

Cost of interest-bearing liabilities:
Total interest-bearing deposits	0.96%	1.15%	1.43%	1.48%	1.60%
Total borrowings	1.41	1.66	2.07	2.21	2.40
Total interest-earning liabilities	1.04%	1.25%	1.58%	1.64%	1.77%

Interest rate spread	2.46%	2.44%	2.33%	2.23%	2.12%
Net interest margin	2.70%	2.73%	2.65%	2.59%	2.52%

Ratio of interest-earning assets to interest-bearing liabilities	130.13%	129.35%	125.49%	127.34%	129.18%

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES
Selected Financial Highlights

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2020	2019	2020	2019
SELECTED FINANCIAL RATIOS (1):
Return on average assets	0.67%	0.81%	0.57%	0.80%
Core return on average assets	0.79%	0.79%	0.64%	0.80%
Return on average equity	5.72%	5.63%	4.84%	5.53%
Core return on average equity	6.68%	5.51%	5.39%	5.50%
Interest rate spread	2.46%	2.12%	2.41%	2.19%
Net interest margin	2.70%	2.52%	2.70%	2.58%
Non-interest expense to average assets	1.84%	1.76%	1.80%	1.80%
Efficiency ratio	64.42%	59.93%	63.69%	62.53%
Core efficiency ratio	59.06%	59.96%	60.49%	62.44%
Average interest-earning assets to average interest-bearing liabilities	130.13%	129.18%	128.37%	129.39%
Net charge-offs to average outstanding loans	0.02%	0.07%	0.07%	0.04%

(1) Ratios for the three months are annualized when appropriate.

CAPITAL RATIOS:
	September 30,	December 31,
	2020	2019
Company:
Total capital (to risk-weighted assets)	18.66%	17.25%
Tier 1 capital (to risk-weighted assets)	17.50%	16.05%
Common equity tier 1 capital (to risk-weighted assets)	17.37%	15.94%
Tier 1 capital (to adjusted total assets)	11.70%	12.92%

Bank:
Total capital (to risk-weighted assets)	16.24%	14.25%
Tier 1 capital (to risk-weighted assets)	14.99%	13.21%
Common equity tier 1 capital (to risk-weighted assets)	14.99%	13.21%
Tier 1 capital (to adjusted total assets)	10.00%	10.25%

ASSET QUALITY:
	September 30,	December 31,
	2020	2019
	(Dollars in thousands)
Non-accrual loans	$10,911	$6,687
90+ and still accruing	—	—
Non-performing loans	10,911	6,687
Real estate owned	—	—
Total non-performing assets	$10,911	$6,687

Non-performing loans to total gross loans	0.17%	0.11%
Non-performing assets to total assets	0.12%	0.08%
Allowance for loan losses	$76,133	$61,709
Allowance for loan losses to total non-performing loans	697.76%	922.82%
Allowance for loan losses to gross loans	1.18%	1.00%
Allowance for loan losses to gross loans, excluding SBA PPP loans	1.27%	—%
Unamortized purchase accounting fair value credit marks on acquired loans	$4,015	$—

LOAN DATA:
	September 30,	December 31,
	2020	2019
Real estate loans:	(In thousands)
One-to-four family	$2,053,293	$2,077,079
Multifamily and commercial	2,863,718	2,919,985
Construction	307,659	298,942
Commercial business loans *	884,931	483,215
Consumer loans:
Home equity loans and advances	340,962	388,127
Other consumer loans	1,538	1,960
Total gross loans	6,452,101	6,169,308
Purchased credit-impaired ("PCI") loans	6,706	7,021
Net deferred loan costs, fees and purchased premiums and discounts **	10,038	21,237
Allowance for loan losses	(76,133)	(61,709)
Loans receivable, net	$6,392,712	$6,135,857

* At September 30, 2020 includes SBA PPP loans totaling $474.9 million.
** At September 30, 2020 includes SBA PPP net deferred loan fees totaling $11.2 million.

Reconciliation of GAAP to Non-GAAP Financial Measures

Book and Tangible Book Value per Share
	September 30,	December 31,
	2020	2019

Total stockholders' equity	$1,017,330	$982,517
Less: goodwill	(85,426)	(60,763)
Less: core deposit intangible	(6,462)	(7,245)
Total tangible stockholders' equity	$925,442	$914,509

Shares outstanding	114,415,010	113,765,387

Book value per share	$8.89	$8.64
Tangible book value per share	$8.09	$8.04

Reconciliation of Core Net Income
	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
	(In thousands)

Net income	$15,087	$14,218	$36,949	$41,168
Less: gain on securities transactions, net of tax	—	(910)	(279)	(1,270)
Add: voluntary early retirement plan expenses, net of tax	2,273	—	2,273	—
Add: merger-related expenses, net of tax	316	614	1,500	1,007
Add: branch closure expenses, net of tax	—	—	878	—
Core net income	$17,676	$13,922	$41,321	$40,905

Return on Average Assets
	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
	(Dollars in thousands)

Net income	$15,087	$14,218	$36,949	$41,168

Average assets	$8,925,538	$6,984,127	$8,687,714	$6,855,235

Return on average assets	0.67%	0.81%	0.57%	0.80%

Core net income	$17,676	$13,922	$41,321	$40,905

Core return on average assets	0.79%	0.79%	0.64%	0.80%

Reconciliation of GAAP to Non-GAAP Financial Measures (continued)

Return on Average Equity
	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
	(Dollars in thousands)

Total average stockholders' equity	$1,049,793	$1,002,771	$1,020,296	$995,476
Less: gain on securities transactions, net of tax	—	(910)	(279)	(1,270)
Add: voluntary early retirement plan expenses, net of tax	2,273	—	2,273	—
Add: merger-related expenses, net of tax	316	614	1,500	1,007
Add: branch closure expenses, net of tax	—	—	878	—
Core average stockholders' equity	$1,052,382	$1,002,475	$1,024,668	$995,213

Return on average equity	5.72%	5.63%	4.84%	5.53%

Core return on core average equity	6.68%	5.51%	5.39%	5.50%

Efficiency Ratios
	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
	(Dollars in thousands)

Net interest income	$56,324	$41,716	$162,897	$124,943
Non-interest income	7,909	10,115	21,308	22,928
Total income	$64,233	$51,831	$184,205	$147,871

Non-interest expense	$41,378	$31,064	$117,329	$92,464

Efficiency ratio	64.42%	59.93%	63.69%	62.53%

Non-interest income	$7,909	$10,115	$21,308	$22,928
Less: gain on securities transactions	—	(1,256)	(370)	(1,721)
Core non-interest income	$7,909	$8,859	$20,938	$21,207

Non-interest expense	$41,378	$31,064	$117,329	$92,464
Less: voluntary early retirement plan expenses	(3,018)	—	(3,018)	—
Less: merger-related expenses	(424)	(740)	(1,931)	(1,202)
Less: branch closure expenses	—	—	(1,170)	—
Core non-interest expense	$37,936	$30,324	$111,210	$91,262

Core efficiency ratio	59.06%	59.96%	60.49%	62.44%